Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-221995) of Helix TCS, Inc. of our report dated August 13, 2018 on our audits of the financial statements of Bio-Tech Medical Software, Inc. as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017, which report is included in this Current Report on Form 8-K/A of Helix TCS, Inc. to be filed on or about August 13, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning Bio-Tech Medical Software, Inc.’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Fort Lauderdale, Florida

August 13, 2018